Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

LPL INVESTMENT HOLDINGS INC.

LPL Investment Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors (the “Board”) of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and calling a special meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Section 1 of Article IV, so that, as amended, said Article shall be and read as follows:

“Section 1. The Corporation shall be authorized to issue 200,000,000 shares of capital stock, of which 200,000,000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”).”

SECOND:  That thereafter, a special meeting of the stockholders of the Corporation was held at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That this Certificate of Amendment of the Certificate of Incorporation shall be effective on January 1, 2008.

IN WITNESS WHEREOF, said LPL Investment Holdings Inc. has caused this certificate to be signed by Stephanie L. Brown, its Secretary, this 26th day of December, 2007.

By:	/s/ Stephanie L. Brown